NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 16, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Western Liberty Bancorp

Common Stock, $0.0001 Par Value

Warrants, No Par Value

Units, No Par Value

Commission File Number – 001-33803

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that has triggered the application of Section 1003(c)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”).  Specifically, Section 1003(c)(i) of the Company Guide provides that “[w]here the issuer has substantially discontinued the business that it conducted at the time it was listed or admitted to trading, and has become engaged in ventures or promotions which have not developed to a commercial stage or the success of which is problematical, it shall not be considered an operating company for the purposes of continued trading and listing on the Exchange.”  Thus, as required by Section 1003(c)(i) of the Company Guide, the Exchange cannot continue the listing of a company listed as a special purpose acquisition companies (“SPAC”) after it ceases to be a SPAC, if the actions taken by such company have led it to become a “blind pool.”

2.

The Common Stock, Warrants and Units (the “Securities”) of Western Liberty Bancorp (the “Company”) do not qualify for continued listing for the following reasons:

At a Special Meeting of Shareholders that was held on October 7, 2009, the Company received approval to consummate the acquisition of 1st Commerce Bank (“1st Commerce”).  At the Special Meeting, the Company also received approval to amend its Amended and Restated Certificate of Incorporation, which resulted in the Company removing its SPAC provisions.  While the Company received approval to consummate the acquisition of 1st Commerce, the Company was unable to complete the merger due to the fact that it was awaiting regulatory clearance to operate as a bank holding company.

3.

In reviewing the eligibility of the Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 20, 2009, Staff notified the Company that the Exchange staff had determined to initiate delisting proceedings against the Company due to the fact that the Company had removed its SPAC provisions and was also not an operating company, as the Company had been unable to complete the acquisition of 1st Commerce.  Therefore, Staff determined that the Company was a “blind pool” and as such, was not suitable for continued listing on the Exchange.  The Exchange’s letter dated October 20, 2009 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by October 27, 2009.

(b)

On October 23, 2009, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for February 11, 2010.

(c)

On February 11, 2010, a hearing, at which the Company was present, was conducted before the Panel.  By letter dated February 17, 2010, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on the Exchange and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to within fifteen days, request that the Exchange’s Committee on Securities (the “Committee”) review the Panel’s decision.

(d)

On March 4, 2010, the Company requested, pursuant to Section 1205 of the Company Guide that the Exchange’s Committee on Securities review the Panel’s decision.

(e)

On April 21, 2010, an oral hearing was conducted by the Committee.  By letter dated April 22, 2010, the Exchange notified the Company of the Committee’s decision to deny the Company’s appeal for continued listing of its Securities on the Exchange and to authorize delisting proceedings (the “Decision”).

(f)

At a meeting of the Exchange’s Board of Directors held on June 11, 2010, the Board declined to call the Decision for review, representing the final action of the Exchange.

(g)

The Company has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Jason N. Ader, Chairman and Chief Executive Officer of Western Liberty Bancorp.

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.